News Release

For more information, contact: Mike Barger KCI Corporate Communications Phone: 210-255-6824 Email: mike.barger@kci1.com

Robert Hureau Named Executive Vice President,
Chief Financial Officer for KCI

SAN ANTONIO, April 9, 2013 - Kinetic Concepts, Inc. today announced that Robert Hureau has been appointed Executive Vice President, Chief Financial Officer.

As Executive Vice President, CFO, Hureau will be responsible for internal and external financial reporting and all operational aspects of financial decision-making systems and processes, including compliance, accounting reporting and budgeting. As a key member of the senior leadership team, Hureau will lead financial due diligence, contract negotiations and final deal transaction for merger and acquisition targets. He will also contribute to the development and execution of business and financial strategies.

Hureau has over 20 years of experience in financial accounting, reporting, planning and analysis. In addition, he has significant experience in capital markets transactions, mergers and acquisitions, business integration and overall financial and business strategy. He has spent the last six years in various leadership roles at Sensata Technology Holdings N.V., including Corporate Controller, Chief Accounting Officer and, for the last two years, Senior Vice President, Chief Financial Officer. Hureau was instrumental in helping lead the company during the transition from privately-held to publicly-held. Previously, he has held other finance leadership positions with Brooks Eckerd Pharmacy, Ocean Spray Cranberries, Inc. and Coca-Cola Enterprises, Inc. Hureau is a certified public accountant and began his career at Coopers & Lybrand.

“Bob has a proven track record of focused and responsible fiscal leadership and we're excited to have him as part of our team,” said Joe Woody, president & CEO, KCI. “His deep understanding of financial management, along with his global business insight, will be invaluable to KCI as we continue to bring transformational healing solutions to patients around the world.”

“I'm excited to be joining a talented management team committed to growing the business, innovative technologies and transformational healing solutions that improve the lives of patients,” said Hureau. “I look forward to playing a key role in future development and success at KCI.”
Hureau is expected to join the KCI team in early May.

About KCI
Kinetic Concepts, Inc. (KCI) is a leading global medical technology company devoted to understanding, developing and commercializing innovative, high-technology transformational healing solutions for customers and patients in more than 25 countries around the world. Headquartered in San Antonio, Texas, KCI is committed to advancing the science of healing and positively impacting patient care by developing customer-driven innovations to meet the evolving needs of healthcare professionals. Proprietary KCI negative pressure technologies have revolutionized the way in which caregivers treat a wide variety of wound types. The V.A.C.® Therapy System has been used on more than 7 million wounds worldwide. Additional information about KCI and its products is available at www.KCI1.com.